Exhibit 99.1

Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com

Contacts: David Olson

818.676.6978

david.w.olson@healthnet.com

Angie McCabe

818.676.8692

angeline.mccabe@healthnet.com

HEALTH NET REPORTS FOURTH QUARTER NET INCOME

OF $85 MILLION, OR $.72 PER DILUTED SHARE

Health Plan MCR Improves by 120 Basis Points Sequentially;

Commercial Enrollment Climbs From Third Quarter;

Health Net Repurchased 5.5 Million Shares in the Fourth Quarter for $250 Million;

Company Records $37 Million Pretax Litigation-Related Charge in Quarter

LOS ANGELES, February 8, 2007 – Health Net, Inc. (NYSE: HNT) today announced 2006 fourth quarter net income per diluted share of $.72 compared with net income per diluted share of $.65 in the fourth quarter of 2005. The quarter’s results were impacted by a pretax charge of $37,093,000, or $.19 per diluted share on an after-tax basis. If the charge were excluded, Health Net’s earnings per diluted share for the quarter would have been $.91.

The charge is for legal expenses related to two cases that are pending against Health Net and certain of its affiliates in federal court in New Jersey. These cases involve assertions regarding Health Net’s past payment practices for out-of-network provider claims.

For the full year of 2006, Health Net reported earnings of $2.78 per diluted share, a 39.7 percent increase compared to 2005. Excluding the effect of the financing charge taken in the third quarter, the litigation expense charge taken in the fourth quarter, and the after-tax benefit recorded in the third quarter of 2006, Health Net would have earned $3.05 per diluted share in 2006.

Positive developments for the fourth quarter and full year of 2006 included:

•

Pretax margin was 3.7 percent in 2006, a 50 basis point improvement over 2005. In the fourth quarter of 2006, pretax margin declined by 10 basis points compared with the fourth quarter of 2005, due to the impact of the litigation charge in the fourth quarter of 2006;

•

Commercial enrollment rose 1 percent in the fourth quarter of 2006 compared to the third quarter of 2006, which the company believes indicates that its strategy of targeting the small group and mid-market segments is succeeding. The company noted that new commercial sales in 2006 were nearly double the amount of new commercial sales in 2005;

•	Health Net’s Medicare Advantage enrollment was 199,000 at the end of 2006, a 14 percent increase over 2005. The company’s Medicare Part D enrollment stood at 300,000 at the end of 2006;

•

Health Net’s Health Plan Medical Care Ratio (MCR) for the fourth quarter of 2006 was 81.7 percent, a 120 basis point improvement compared to the 82.9 percent reported in the third quarter of 2006. The MCR also was 82.9 percent in the fourth quarter of 2005; and

•

Health Net repurchased 5.5 million of its shares in the fourth quarter of 2006, spending approximately $250 million. The company has approximately $200 million remaining under the share repurchase authorization from its board of directors.

“We are very pleased with our performance in the fourth quarter and for the full year,” said Jay Gellert, president and chief executive officer of Health Net. “Our commercial enrollment is growing again. Our margins continue to expand. Our business diversity gives us multiple opportunities, and we are very committed to being part of the solution to the challenge of providing affordable coverage to the uninsured.”

Revenues

Health Net’s total revenues increased 8.7 percent in the fourth quarter of 2006 to $3,208,173,000 from $2,950,158,000 in the fourth quarter of 2005. Health plan services premiums increased to $2,619,222,000 in the fourth quarter of 2006 compared to $2,354,722,000 in the fourth quarter of 2005.

In the fourth quarter of 2006, Health Net’s Government contracts revenue, which includes both reimbursement for incurred medical expenses and administrative charges, declined 2.6 percent to $545,906,000 from the fourth quarter of 2005, reflecting lower medical expenses. Government contracts revenue declined by $32,608,000 in the fourth quarter of 2006 compared to the third quarter of 2006, due to typical seasonal utilization patterns. “We are working very effectively with TRICARE beneficiaries and have managed to maintain moderate health care cost trends,” said Gellert.

In the fourth quarter of 2006, the overall health plan revenue Per Member Per Month (PMPM), including commercial, Medicare and Medicaid revenue, rose 1.6 percent compared to the same period in 2005. Commercial premium yields climbed 6.4 percent in the fourth quarter of 2006 compared to the fourth quarter of 2005, and by 7.6 percent for the full year 2006 compared to the full year of 2005.

“We are growing in the small group and mid-market segments, consistent with our strategic goals. In these two segments the PMPM premiums are, on an absolute basis, lower than they are in large group. The speed with which this shift is occurring caused our yields to be somewhat lower than expected in the fourth quarter and for the full year,” noted Gellert.

Total health plan enrollment grew by approximately 14,000 members, or less than 1 percent, in the fourth quarter of 2006 compared to the third quarter of 2006. In the same period, Medicare enrollment rose by approximately 2,000 members while Medicaid enrollment decreased by approximately 7,000 members.

Commercial enrollment, including both at-risk and Administrative Services Only (ASO) membership, rose by approximately 19,000 members, or 1 percent, in the fourth quarter of 2006 compared to the third quarter of 2006.

In the fourth quarter of 2006, Health Net began reporting certain revenues, approximately $15 million in the fourth quarter of 2006, related to a behavioral health contract with the Department of Defense in the Government contracts line in its Condensed Consolidated Statements of Operations. This contract is administered by MHN, the company’s behavioral health subsidiary. Previously, the company reported these revenues in its Administrative Services Fees and Other Income line.

“We had an excellent year as we regained our commercial momentum, built additional Medicare Advantage enrollment and welcomed more than 80,000 new members from our Universal Care acquisition,” Gellert said.

Health Care Costs

The health plan MCR improved to 81.7 percent in the fourth quarter of 2006 from 82.9 percent in the fourth quarter of 2005, and improved by 120 basis points compared to the third quarter of 2006. The sequential decrease in the health plan MCR reflects the impact of seasonal factors and continued moderate health care cost trends.

Overall PMPM health plan health care costs increased by less than 1 percent in the fourth quarter of 2006 compared to the fourth quarter of 2005, primarily due to the impact of the new Medicare Part D enrollment in 2006. Commercial health care costs PMPM increased by 7.7 percent over the same period. These year-over-year results were consistent with expectations as health care cost trends, particularly in the company’s Northeast health plans, were very low in 2005.

For the full year of 2006, commercial health care costs PMPM rose by 7.3 percent compared with 2005.

The Government contracts cost ratio of 93.6 percent in the fourth quarter of 2006 reflected the impact of lower health care costs in the company’s TRICARE North contract. In the fourth quarter of 2005, the ratio was 95.6 percent. For the full year of 2006, the ratio was 94 percent, a 180 basis point improvement over 2005.

Medicare

The company is the fifth largest Medicare Advantage contractor in the United States based on enrollment, with approximately 199,000 members in its Medicare Advantage plans at the end of the fourth quarter of 2006. This reflects a 2,000-member increase since the end of the third quarter of 2006 and a 25,000-member increase since the end of 2005.

The company’s membership in its Part D plans, the Medicare stand-alone prescription drug benefit, stood at 300,000 at the end of 2006. The company is offering its Part D plans in all 50 states in 2007, after offering plans in just 10 states in 2006.

“We are very pleased with our Medicare performance and look forward to continued participation in this vital program in the years ahead,” said Gellert.

Administrative Expenses

In the fourth quarter of 2006, total general, administrative and depreciation expenses increased by $15,058,000 to $308,143,000 compared to expenses of $293,085,000 in the third quarter of 2006, and increased by $37,880,000 compared to $270,263,000 in the fourth quarter of 2005.

“Our renewed momentum in the commercial market is partially due to the investments we’ve made to support our efforts. In addition, we typically incur increased Medicare expenses in the fourth quarter due to concentrated open enrollment activities,” commented Gellert.

Health Net’s selling expenses increased by $13,153,000 to $66,353,0000 in the fourth quarter of 2006 compared with $53,200,000 in the same period in 2005, a reflection of increased commercial membership and a higher percentage of the membership being in small group.

“Now, approximately 30 percent of our commercial enrollment is in the small group and individual segments, up from 28 percent as of the end of last year,” Gellert noted.

Balance Sheet Highlights

Cash and investments as of December 31, 2006 were $2,120,844,000 compared with $2,224,847,000 as of September 30, 2006. The company noted that the decrease was largely attributable to the repurchase of its common stock under its share repurchase program.

Reserves for claims and other settlements increased by $13,422,000 to $1,048,796,000 at December 31, 2006 from $1,035,374,000 at September 30, 2006.

Days claims payable (DCP) increased by 2.3 days for the fourth quarter of 2006 to 44.8 days compared to 42.5 days for the third quarter of 2006. These amounts include the effects of provider settlements, capitation payments and Medicare Part D.

Excluding provider settlements, capitation payments and the impact of Medicare Part D expenses, DCP increased by 4.0 days to 59.2 days in the fourth quarter of 2006 compared to the third quarter of 2006 (see note (d) in the company’s Notes to Condensed Consolidated Financial Statements in the attached tables). The company employs an average claims reserves methodology in calculating DCP.

“This was expected as the average reserves reflect a higher inventory level,” Gellert said.

At the end of the fourth quarter of 2006, the company had $500 million in debt. Health Net’s debt-to-total capital ratio was 21.9 percent as of December 31, 2006.

Interest Expense

Interest expense decreased by $5,318,000 to $10,093,000 in the fourth quarter of 2006 compared with $15,411,000 in the third quarter of 2006 due to the redemption of the company’s Senior Notes in the third quarter of 2006.

Cash Flow

Operating cash flow was $149,249,000 in the fourth quarter of 2006 compared to a negative $67,808,000 in the fourth quarter of 2005. Operating cash flow for the full year 2006 was $277,937,000 compared to $191,394,000 for the full year 2005.

“We had hoped that full year operating cash flow would be equal to net income plus depreciation and amortization. In the fourth quarter, we experienced an increase to our Medicare and TRICARE receivables as a result of improved operating performance,” Gellert said. “This increase did impact operating cash flow. As a result, we now have an improved outlook for 2007 operating cash flow and expect it to reach approximately $520 million.”

Share Repurchase

On December 15, 2006, the company announced that it repurchased 2,689,538 shares of its common stock, at an initial purchase price of $47.22 per share, or $127 million, under an accelerated share repurchase (ASR) agreement with JPMorgan dated December 13, 2006. Including the ASR, Health Net has repurchased approximately 5.5 million shares for approximately $250 million since it restarted its stock repurchase program on November 9, 2006.

The company has approximately $200 million in remaining authority under its $450 million stock repurchase program. The company currently is considering additional sources of funds through financing arrangements that could potentially be used, in addition to operating cash flow, for future share repurchases.

The company continues to be committed to maintaining a debt-to-total capital ratio below 30 percent.

Litigation Charge

In the fourth quarter of 2006, Health Net recorded an approximately $37 million litigation charge in connection with developments that occurred during the fourth quarter in the Wachtel v. Health Net, Inc. et al. and McCoy v. Health Net, Inc. et al. cases pending in the United States District Court for the District of New Jersey. These developments include the order disclosed in the company’s Form 8-K filed with the Securities and Exchange Commission on December 12, 2006, as well as actions taken in the Third Circuit Court of Appeals related to class certification. The litigation charge was recorded in anticipation of the company’s ongoing litigation defense expenses in these matters, as well as a probable award of plaintiffs’ attorneys’ fees.

Outlook

Health Net believes its earnings per diluted share for the full year of 2007 will be $3.65 based on a fully diluted share count of 114 million. The company believes earnings per diluted share in the first quarter of 2007 will be $.77. The company also expects that the quarterly progression of its earnings in 2007 will be similar to 2006.

Conference Call

As previously announced, Health Net will discuss the company’s fourth quarter and year-end 2006 results during a conference call scheduled on Thursday, February 8, 2007, at approximately 11:00 a.m. Eastern Time. To listen to the call, please dial 800.819.9193, code 6459688. A live webcast and replay of the conference call also will be available at www.healthnet.com. The conference call webcast is open to all interested parties. A replay of the conference call will be available from February 8, 2007 through February 12, 2007, by dialing 888.203.1112, code 6459688. Anyone listening to the company’s conference call will be presumed to have read Health Net’s reports filed from time to time with the Securities and Exchange Commission.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s HMO, POS, insured PPO and government contracts subsidiaries provide health benefits to approximately 6.6 million individuals in 27 states and the District of Columbia through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides behavioral health, substance abuse and employee assistance programs (EAPs) to approximately 7.3 million individuals in various states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, trends in medical care ratios, issues relating to provider contracts, litigation costs, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

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Health Net, Inc.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share, PMPM and ratio data)

	Fourth Quarter Ended December 31, 2005 (a)	Year Ended December 31, 2005 (a)	First Quarter Ended March 31, 2006 (a)	Second Quarter Ended June 30, 2006 (a)	Third Quarter Ended September 30, 2006 (a)		Fourth Quarter Ended December 31, 2006	Year Ended December 31, 2006
REVENUES:
Health plan services premiums	$2,354,722	$9,506,865	$2,524,374	$2,599,079	$2,622,065		$2,619,222	$10,364,740
Government contracts	560,491	2,307,483	624,637	626,957	578,514		545,906	2,376,014
Net investment income	20,239	72,751	23,359	26,256	33,198		28,229	111,042
Administrative services fees and other income	14,706	53,434	14,260	13,830	13,648		14,816	56,554

Total revenues	2,950,158	11,940,533	3,186,630	3,266,122	3,247,425		3,208,173	12,908,350

EXPENSES:
Health plan services	1,952,309	8,013,017	2,105,214	2,181,975	2,174,191		2,139,063	8,600,443
Government contracts	535,800	2,211,253	595,126	590,117	538,215		511,077	2,234,535
General and administrative	266,043	956,840	287,253	288,670	287,463		301,927	1,165,313
Selling	53,200	221,555	56,538	59,630	62,783		66,353	245,304
Depreciation	4,220	30,250	4,753	4,950	5,622		6,216	21,541
Amortization	861	3,444	591	1,275	1,092		1,092	4,050
Interest	11,690	44,631	12,226	13,449	15,411		10,093	51,179

	2,824,123	11,480,990	3,061,701	3,140,066	3,084,777		3,035,821	12,322,365
Litigation and severance costs		83,279					37,093 (b)	37,093
Debt refinancing	—		—	—	70,095	(c)		70,095

Total expenses	2,824,123	11,564,269	3,061,701	3,140,066	3,154,872		3,072,914	12,429,553

Income from operations before income taxes	126,035	376,264	124,929	126,056	92,553		135,259	478,797
Income tax provision	49,366	146,479	48,336	49,023	1,651		50,474	149,484

Net income	$76,669	$229,785	$76,593	$77,033	$90,902		$84,785	$329,313

Basic earnings per share	$0.67	$2.03	$0.67	$0.67	$0.78		$0.74	$2.86
Diluted earnings per share	$0.65	$1.99	$0.65	$0.65	$0.76		$0.72	$2.78
Weighted average shares outstanding:
Basic	114,276	112,918	114,594	115,213	115,867		114,841	115,128
Diluted	117,902	115,641	118,398	118,305	118,830		117,707	118,310
Pretax margin (Income from operations before income taxes / Total revenues)	4.3%	3.2%	3.9%	3.9%	2.9%		4.2%	3.7%
Health plan services MCR	82.9%	84.3%	83.4%	84.0%	82.9%		81.7%	83.0%
Government contracts cost ratio	95.6%	95.8%	95.3%	94.1%	93.0%		93.6%	94.0%
Administrative ratio ((G&A+Dep) / (HP serv prem + admin serv fees and other income))	11.4%	10.3%	11.5%	11.2%	11.1%		11.7%	11.4%
Selling costs ratio (Selling costs / HP serv prem)	2.3%	2.3%	2.2%	2.3%	2.4%		2.5%	2.4%
Days claims payable (d)	49.4	50.3	43.3	40.9	42.5		44.8	44.3
Days claims payable - adjusted (d)	63.5	61.1	58.2	52.9	55.2		59.2	59.4
Effective tax rate	39.2%	38.9%	38.7%	38.9%	1.8	%(e)	37.3%	31.2	%(e)
Health plan services premiums PMPM	$239.88	$235.80	$244.78	$241.75	$244.49		$243.82	$243.70
Health plan services costs PMPM	$198.88	$198.75	$204.14	$202.95	$202.73		$199.12	$202.22

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	December 31, 2005	March 31, 2006 (a)	June 30, 2006 (a)	September 30, 2006 (a)	December 31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$742,485	$870,224	$825,925	$825,369	$704,806
Investments - available for sale	1,363,818	1,356,386	1,382,583	1,399,478	1,416,038
Premiums receivable, net	132,019	163,237	214,173	235,267	302,355
Amounts receivable under government contracts	122,796	152,365	150,393	152,731	199,569
Incurred but not reported (IBNR) health care costs receivable under TRICARE North contract	265,517	295,800	318,827	299,878	272,961
Other receivables	79,572	84,414	116,258	101,161	106,135
Deferred taxes	93,899	99,866	57,141	33,379	54,702
Restricted assets for senior notes redemption	—	—	499,557	—	—
Other assets	111,512	147,600	159,662	138,850	161,280

Total current assets	2,911,618	3,169,892	3,724,519	3,186,113	3,217,846
Property and equipment, net	125,773	136,727	144,436	155,395	151,184
Goodwill, net	723,595	751,949	751,949	751,949	751,949
Other intangible assets, net	18,409	47,062	45,532	44,183	42,835
Deferred taxes	31,060	46,560	48,574	51,557	33,137
Other noncurrent assets	130,267	137,645	132,186	101,719	100,071

Total Assets	$3,940,722	$4,289,835	$4,847,196	$4,290,916	$4,297,022

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,040,171	$986,117	$975,383	$1,035,374	$1,048,796
Health care and other costs payable under government contracts	62,536	62,937	61,324	41,045	52,384
IBNR health care costs payable under TRICARE North contract	265,517	295,800	318,827	299,878	272,961
Unearned premiums	106,586	324,063	338,611	140,939	164,099
Bridge loan	—	—	200,000	200,000	200,000
Senior notes payable	—	—	376,052	—	—
Accounts payable and other liabilities	364,266	434,605	389,130	256,096	371,263

Total current liabilities	1,839,076	2,103,522	2,659,327	1,973,332	2,109,503
Senior notes payable	387,954	379,983	—	—	—
Term loan	—	—	300,000	300,000	300,000
Other noncurrent liabilities	124,617	129,507	108,222	106,897	108,554

Total Liabilities	2,351,647	2,613,012	3,067,549	2,380,229	2,518,057

Stockholders’ Equity
Common stock and additional paid-in capital	911,672	932,254	967,265	992,497	1,028,018
Treasury common stock, at cost	(633,375)	(636,252)	(640,623)	(640,623)	(891,294)
Retained earnings	1,324,165	1,400,758	1,477,791	1,568,693	1,653,478
Accumulated other comprehensive loss	(13,387)	(19,937)	(24,786)	(9,880)	(11,237)

Total Stockholders’ Equity	1,589,075	1,676,823	1,779,647	1,910,687	1,778,965

Total Liabilities and Stockholders’ Equity	$3,940,722	$4,289,835	$4,847,196	$4,290,916	$4,297,022

Debt-to-Total Capital Ratio	19.6%	18.5%	33.0%	20.7%	21.9%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Fourth Quarter Ended December 31, 2005	Year Ended December 31, 2005	First Quarter Ended March 31, 2006 (a)	Second Quarter Ended June 30, 2006 (a)	Third Quarter Ended September 30, 2006 (a)	Fourth Quarter Ended December 31, 2006	Year Ended December 31, 2006 (a)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$76,669	$229,785	$76,593	$77,033	$90,902	$84,785	$329,313
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Amortization and depreciation	5,081	33,694	5,344	6,225	6,714	7,308	25,591
Debt refinancing charge	—		—	—	70,095	—	70,095
Share-based compensation expense	—		4,435	5,195	5,191	5,294	20,115
Other changes	3,032	12,550	4,349	4,007	3,685	1,583	13,624
Changes in assets and liabilities, net of the effects of dispositions:							—
Premiums receivable and unearned premiums	(116,940)	(46,678)	186,259	(36,388)	(218,766)	(43,928)	(112,823)
Other receivables, deferred taxes and other assets	18,476	2,356	(41,899)	(107)	46,574	(6,904)	(2,336)
Amounts receivable/payable under government contracts	(743)	(49,996)	(29,168)	359	(22,617)	(35,499)	(86,925)
Reserves for claims and other settlements	(17,677)	(129,126)	(54,055)	(10,734)	59,991	13,422	8,624
Accounts payable and other liabilities	(35,706)	138,809	34,046	(52,523)	(92,052)	123,188	12,659

Net cash (used in) provided by operating activities	(67,808)	191,394	185,904	(6,933)	(50,283)	149,249	277,937

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	179,102	399,958	228,995	44,374	47,397	144,021	464,787
Maturities of investments	41,037	113,682	15,770	30,248	29,683	37,424	113,125
Purchases of investments	(437,250)	(833,593)	(252,973)	(110,683)	(71,344)	(200,611)	(635,611)
Proceeds from sale of property and equipment	—	79,845	—	—	4,242	—	4,242
Purchases of property and equipment	(17,738)	(48,846)	(15,730)	(12,679)	(20,420)	(23,978)	(72,807)
Net cash paid for acquisition of business	—	1,949	(73,100)	(494)	(405)	—	(73,999)
Sales and purchases of restricted investments and other	9,093	42,959	(9,027)	(496,943)	523,336	(1,982)	15,384

Net cash (used in) provided by investing activities	(225,756)	(244,046)	(106,065)	(546,177)	512,489	(45,126)	(184,879)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	8,423	73,484	10,380	20,895	15,136	23,883	70,294
Repurchases of common stock	(222)	(449)	(1,724)	(1,107)	—	(250,671)	(253,502)
Excess tax benefits from share-based compensation	—	—	3,099	2,221	2,688	3,881	11,889
Borrowings under term and bridge loan agreements	—	—	—	497,334	—	—	497,334
Senior notes redemption and interest rate swap settlement	—	—	—	—	(465,045)	—	(465,045)
Net Medicare Part D deposits (payments)	—	—	36,145	(10,532)	(15,541)	(1,779)	8,293

Net cash provided by (used in) financing activities	8,201	73,035	47,900	508,811	(462,762)	(224,686)	(130,737)

Net (decrease) increase in cash and cash equivalents	(285,363)	20,383	127,739	(44,299)	(556)	(120,563)	(37,679)
Cash and cash equivalents, beginning of period	1,027,848	722,102	742,485	870,224	825,925	825,369	742,485

Cash and cash equivalents, end of period	$742,485	$742,485	$870,224	$825,925	$825,369	$704,806	$704,806

Health Net, Inc.

Notes to Condensed Consolidated Financial Statements

Notes:

(a)	2005 and 2006 amounts reflect reclassification of ASO and behavioral health DoD businesses. All impacted prior period financial information reflect this reclassification change. This reclassification had no impact on net earnings, stockholders’ equity or cash flow from operating activities as previously reported.

(b)	Estimated legal costs associated with the McCoy case.

(c)	$59 million senior notes redemption and $11 million interest rate swap settlement costs.

(d)	Management believes that days claims payable (excluding capitation, provider settlements and Medicare Part D), a non-GAAP financial measure, provides useful information to investors because, in excluding those health care costs for which no or minimal reserves are maintained, it is a more accurate reflection of days claims payable calculated from claims-based reserves than is days claims payable, which does not exclude such costs. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP. The following table provides a reconciliation of the differences between days claims payable (excluding capitation, provider settlements and Medicare Part D) and days claims payable, the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Q4 2005	FY 2005	Q1 2006	Q2 2006	Q3 2006	Q4 2006	FY 2006
	(Dollars in millions)
Reserve for Claims and Other Settlements	$1,040.2	$1,040.2	$986.1	$975.4	$1,035.4	$1,048.8	$1,048.8
Less: Capitation Payable, Provider Settlements and Medicare Part D	(95.4)	(95.4)	(120.5)	(110.3)	(100.5)	(85.3)	(85.3)

Adjusted Reserve for Claims and Other Settlements	944.8	944.8	865.6	865.1	934.9	963.5	963.5
(1) Average Reserve for Claims and Other Settlements	1,049.0	1,104.7	1,013.2	980.8	1,005.4	1,042.1	1,044.5
(2) Average Adjusted Reserve for Claims and Other Settlements	948.7	955.1	905.2	865.4	900.0	949.2	954.2
(3) Health Plan Services Cost	1,952.3	8,013.0	2,105.2	2,182.0	2,174.2	2,139.1	8,600.4
Less: Capitation Payments, Provider Settlements and Medicare Part D	(578.5)	(2,307.3)	(705.9)	(692.6)	(674.1)	(662.8)	(2,735.4)

(4) Adjusted Health Plan Services Cost	1,373.8	5,705.7	1,399.3	1,489.4	1,500.1	1,476.3	5,865.0
(5) Number of Days in Period	92	365	90	91	92	92	365
= (1) / (3) * (5) Days Claims Payable	49.4	50.3	43.3	40.9	42.5	44.8	44.3
= (2) / (4) * (5) Days Claims Payable (Excl. Capitation, Provider Settlements and Medicare Part D)	63.5	61.1	58.2	52.9	55.2	59.2	59.4

(e)	Impacted by sale of certain Pennsylvania subsidiaries.

HEALTH NET, INC.

Medical Covered Lives at December 31, 2006

(in Thousands)

	Commercial - Large Group*			Commercial - Small Group & Individual			Commercial Risk Subtotal			ASO			Commercial Subtotal
	12/06	9/06	12/05	12/06	9/06	12/05	12/06	9/06	12/05	12/06	9/06	12/05	12/06	9/06	12/05
Arizona	75	72	69	50	48	48	125	120	117	—	—	—	125	120	117
California	1,064	1,053	1,084	419	419	373	1,483	1,472	1,457	6	6	7	1,489	1,478	1,464
Connecticut	153	155	177	30	30	30	183	185	207	67	68	69	250	253	276
New Jersey	44	44	53	59	57	74	103	101	127	19	19	20	122	120	147
New York	122	121	116	102	96	102	224	217	218	17	17	20	241	234	238
Oregon	96	99	101	37	37	37	133	136	138	—	—	—	133	136	138

Total	1,554	1,544	1,600	697	687	664	2,251	2,231	2,264	109	110	116	2,360	2,341	2,380

Year over Year		(3)%			5%			(1)%			(6)%			(1)%
Sequential		1%			1%			1%			(1)%			1%

	Medicare Risk			Medicaid			Health Plan Total
	12/06	9/06	12/05	12/06	9/06	12/05	12/06	9/06	12/05
Arizona	35	34	31	—	—	—	160	154	148
California	104	104	93	710	717	698	2,303	2,299	2,255
Connecticut	34	33	27	84	83	88	368	369	391
New Jersey	—	—	—	46	47	44	168	167	191
New York	6	7	7	—	—	—	247	241	245
Oregon	20	19	16	—	—	—	153	155	154

Total	199	197	174	840	847	830	3,399	3,385	3,384

Year over Year		14%			1%			0%
Sequential		1%			(1)%			0%

	12/06	9/06	12/05
Medicare PDP (Stand-Alone)	300	294	—

	12/06	9/06	12/05
TRICARE
North Contract **	2,930	2,944	2,962

*	Commercial Large Group includes Medicare Supplement

**	Includes Tricare eligible for which we have health care risk, and those for which we provide Administrative Services Only (ASO), primarily active duty

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

(In millions)

	Health Plan Services
	Year 2006	Year 2005	Year 2004
Reserve for claims (a), beginning of period	$768.7	$794.6	$777.1
Incurred claims related to:
Current Year	5,222.0	5,130.4	5,048.3
Prior Years (c)	(77.3)	(114.5)	8.7

Total Incurred (b)	5,144.7	5,015.9	5,057.0
Paid claims related to:
Current Year	4,485.7	4,401.3	4,286.9
Prior Years	673.5	640.5	752.6

Total Paid (b)	5,159.2	5,041.8	5,039.5
Reserve for claims (a), end of period	754.2	768.7	794.6
Add:
Claims Payable	203.9	177.2	288.3
Other (d)	90.7	94.3	86.4

Reserves for claims and other settlements, end of period	$1,048.8	$1,040.2	$1,169.3

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.

(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.

(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. In developing the revised estimate, there have been no changes in the approach used to determine the key actuarial assumptions, which are the completion factor and medical cost trend. Claims liabilities are estimated under actuarial standards of practice and generally accepted accounting principles. The majority of the reserve balance held at each quarter-end is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The majority of the adjustments to reserves relate to variables and uncertainties associated with actuarial assumptions. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior years are determined in each quarter based on the most recent updates of paid claims for prior years.

(d)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.